CREDIT AGREEMENT

This Credit Agreement (the “Agreement”), dated as of November 9, 2006, is between City National Bank, a national banking association (“CNB”) and Highbury Financial Inc., a Delaware corporation (“Borrower”). This Agreement shall supersede the Credit Agreement dated August 21, 2006.

1. DEFINITIONS. As used in this Agreement, these terms have the following meanings:

1.1 “Account” or “Accounts” mean any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

1.2 “Account Debtor” means the Person obligated on an Account.

1.3 “Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with, Borrower, and includes any employee stock ownership plan of Borrower or an Affiliate. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

1.4 “Aston Funds” means the portion of the mutual fund business Borrower has agreed to acquire from ABN AMRO Asset Management Holdings pursuant to an agreement dated April 20, 2006.

1.5 “Borrower’s Loan Account” means the statement of daily balances on the books of CNB in which will be recorded Revolving Credit Loans made by CNB to Borrower, payments made by or on behalf of Borrower on such Revolving Credit Loans, and other appropriate debits and credits as expressly provided by this Agreement. CNB will provide a statement of account for Borrower’s Loan Account at least once each month on a date established in writing by CNB, which statement will be prima facie evidence of all amounts owed by Borrower unless Borrower notifies CNB in writing to the contrary, within five (5) days of receipt of such statement, or ten (10) days after sending of such statement if Borrower does not notify CNB of its non-receipt of the statement. Statements regarding other credit extended to Borrower will be provided separately.

1.6 “Business Day” means a day that CNB’s Head Office is open and conducts a substantial portion of its business. For purposes of this Agreement, “Head Office” means the lending office of CNB located in Beverly Hills, California.

1.7 “Code” means the California Uniform Commercial Code, except where the Uniform Commercial Code of another state governs the perfection of a security interest in Collateral located in that state.

1.8 “Collateral” means the property, if any, securing the Obligations, as described in Section 8.

1.9 “Commitment” means CNB’s commitment to make the Revolving Credit Loans to the Borrower in the aggregate principal amount outstanding at any one time of up to Twelve Million Dollars ($12,000,000.00).

1.10 “Debt” means, at any date, the aggregate amount of, without duplication, (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of Borrower to pay the deferred purchase price of property or services (other than trade accounts payable or accrued liabilities arising in the ordinary course of business or which are being contested in good faith); (d) all capitalized lease obligations of Borrower; (e) all obligations or liabilities of others secured by a lien on any asset of Borrower, whether or not such obligation or liability is assumed; (f) all obligations guaranteed by Borrower; (g) all obligations of Borrower, direct or indirect, for letters of credit; and (h) any other obligations or liabilities which are required by generally accepted accounting principles to be shown as debt on the balance sheet of Borrower, except for any liabilities accrued with respect to Borrower’s outstanding common stock warrants or underwriters’ purchase option.

1.11 “Demand Deposit Account” means Borrower’s demand deposit account no. 665031519 maintained with CNB.

1.12 “EBITDA” will be determined on a consolidated basis for Borrower and means the sum of (a) net income of the Borrower determined in accordance with GAAP earned over the twelve month period ending on the date of determination, plus (b) amortization of intangible assets, plus (c) interest expense, plus (d) depreciation, plus (e) other non-cash expenses, and plus (f) taxes, expensed during the twelve month period ending on the date of determination. For periods prior to the acquisition of the Aston Funds by Borrower, EBITDA for Borrower shall include eighteen and one fifth percent (18.2%) of the revenue of the Aston Funds, less $50,000.00 for each month prior to acquisition.

1.13 “Eurocurrency Reserve Requirement” means the aggregate (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Board of Governors of the Federal Reserve System, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 CFR 204).

1.14 “Facility Fee” is $15,000.00.

1.15 “GAAP” means generally accepted accounting principles and practices, consistently applied.

1.16 “Interest Period” means the period commencing on the date a LIBOR Loan is made (including the date a Prime Loan is converted to a LIBOR Loan, or a LIBOR Loan is renewed as a LIBOR Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the last day of the month occurring prior to or on the date which is one (1), two (2), three (3), six (6), nine (9) or twelve (12) months thereafter, as selected by the Borrower; provided, however, no Interest Period may extend beyond the Termination Date.

1.17 “Inventory” means goods held for sale or lease in the ordinary course of business, work in process and any and all raw materials used in connection with the foregoing.

1.18 “LIBOR Base Rate” means the British Banker’s Association definition of the London InterBank Offered Rates as made available by Bloomberg LP, or such other information service available to CNB, for the applicable Interest Period for the LIBOR Loan selected by Borrower and as quoted by CNB on the Business Day Borrower requests a LIBOR Loan or on the last day of an expiring Interest Period.

1.19 “LIBOR Interest Rate” means the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by CNB to be the quotient of (a) the LIBOR Base Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

LIBOR Base Rate
1 - Eurocurrency Reserve Requirement

1.20 “LIBOR Loan” means any Loan tied to the LIBOR Interest Rate.

1.21 “Loan” or “Loans” means one or more of the Revolving Credit Loans extended by CNB to Borrower under Section 2.

1.22 “Loan Documents” means, individually and collectively, this Agreement, any Note, guaranty, security or pledge agreement, financing statement and all other contracts, instruments, addenda and documents executed in connection with or related to the extensions of credit under this Agreement.

1.23 “Net Worth” means the total of all assets appearing on a balance sheet prepared in accordance with GAAP for Borrower, minus (a) all obligations which are required by GAAP to be reflected as a liability on the balance sheet of Borrower; minus (b) the amount, if any, at which shares of stock of a non-wholly owned subsidiary appear on the asset side of Borrower’s balance sheet, as determined in accordance with GAAP; minus (c) minority interests; minus (d) deferred income and reserves not otherwise reflected as a liability on the balance sheet of Borrower; and plus (e) any liabilities accrued with respect to Borrower’s outstanding common stock warrants or underwriters’ purchase option.

1.24 “Obligations” means all present and future liabilities and obligations of Borrower to CNB whether now existing or hereafter owing, matured or unmatured, direct or indirect, absolute or contingent, joint or several, including any extensions and renewals thereof and substitutions therefor.

1.25 “Person” means any individual or entity.

1.26 “Potential Event of Default” means any condition that with the giving of notice or passage of time or both would, unless cured or waived, become an Event of Default.

1.27 “Prime Rate” means the rate most recently announced by CNB at its principal office in Beverly Hills, California as its “Prime Rate.” Any change in the interest rate resulting from a change in the Prime Rate will be effective on the day on which each change in the Prime Rate is announced by CNB.

1.28 “Prime Loan” means any Revolving Credit Loan tied to the Prime Rate.

1.29 “Revolving Credit Commitment” means CNB’s commitment to make the Revolving Credit Loans in the aggregate principal amount at any one time of up to Twelve Million Dollars ($12,000,000.00).

1.30 “Termination Date” means October 31, 2007. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to the Section entitled “CNB’s Remedies”; the date of any such termination will become the Termination Date as that term is used in this Agreement.

1.31 “Unused Facility Fee” will be equal to one quarter of one percent (0.250%) of the average daily difference between the Revolving Credit Commitment and the Revolving Credit Loans.

2. LOANS.

2.1 Revolving Credit Loan. Subject to the terms of this Agreement, CNB agrees to make loans (“Revolving Credit Loans”) to Borrower, from the date of this Agreement up to but not including the Termination Date, at such times as Borrower may request, up to the amount of the lesser of (a) the Revolving Credit Commitment, or (b) twice the amount of EBITDA at the time of such request. The Revolving Credit Loans may be repaid and reborrowed at any time up to the Termination Date.

2.1.1 Interest. The Revolving Credit Loans will bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower’s option, either (a) for a LIBOR Loan, the LIBOR Interest Rate plus one and one half percent (1.50%) per year, or (b) for a Prime Loan, the fluctuating Prime Rate minus one half of one percent (-0.50%) per year. Interest on the Revolving Credit Loans and other charges incurred under this Agreement will accrue daily and be payable (a) in the case of a LIBOR Loan in which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period, then 3 months after each such date if applicable, and, in addition, the last day of such Interest Period and (b) in the case of a Prime Loan, monthly in arrears, on the last day of each month, commencing on the first such date following disbursement; (c) if a LIBOR Loan, upon any prepayment of any LIBOR Loan (to the extent accrued on the amount prepaid); and (d) at the Termination Date. A Revolving Credit Loan will be a Prime Loan any time it is not a LIBOR Loan.

2.1.2 Procedure for Revolving Credit Loans. Each Revolving Credit Loan may be made by CNB at the oral or written request of anyone who is authorized in writing by Borrower to request Revolving Credit Loans until written notice of the revocation of such authority is received by CNB. To the extent Borrower is requesting a LIBOR Loan, the procedures for making such request shall be as set forth in Section 2.2.1 hereof. To the extent Borrower is requesting a Prime Loan, Borrower may request that a Loan be a Prime Loan (including a conversion of a LIBOR Loan to a Prime Loan), and Borrower’s request will be irrevocable, will be made to CNB, orally or in writing, no earlier than three (3) Business Day before and no later than 3:00 p.m. Pacific Time on the date the Prime Loan is to be made, and will specify the amount of the Prime Loan and the disbursement date for such Prime Loan.

2.2 LIBOR Loan Terms and Conditions

2.2.1 Procedure for LIBOR Loans. Borrower may request that a Loan be a LIBOR Loan, if herein allowed (including conversion of a Prime Loan to a LIBOR Loan, or continuation of a LIBOR Loan as a LIBOR Loan upon the expiration of the Interest Period). Borrower’s request will be irrevocable, will be made to CNB, orally or in writing, no earlier than two (2) Business Days before and no later than 1:00 p.m. Pacific Time on the date the LIBOR Loan is to be made, and will specify the Interest Period, the amount of the LIBOR Loan, and such other information as CNB requests. If Borrower fails to select a LIBOR Loan in accordance herewith, the Loan will be a Prime Loan, and any LIBOR Loan will be deemed a Prime Loan upon expiration of the Interest Period.

2.2.2 Availability of LIBOR Loans. Notwithstanding anything herein to the contrary, each LIBOR Loan must be in the minimum amount of $500,000.00 and increments of $100,000.00. Borrower may not have more than ten (10) LIBOR Loans outstanding at any one time under the Revolving Credit Commitment. Borrower may have Prime Loans and LIBOR Loans outstanding simultaneously.

2.2.3 Prepayment of Principal. Borrower may not make a partial principal prepayment on a LIBOR Loan. Borrower may prepay the full outstanding principal balance on a LIBOR Loan prior to the end of the Interest Period, provided, however, that such prepayment is accompanied a fee (“LIBOR Prepayment Fee”) equal to the amount, if any, by which (a) the additional interest which would have been earned by CNB had the LIBOR Loan not been prepaid exceeds (b) the interest which would have been recoverable by CNB by placing the amount of the LIBOR Loan on deposit in the LIBOR market for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period. CNB’s calculation of the LIBOR Prepayment Fee will be conclusive absent manifest error.

2.2.4 Suspension of LIBOR Loans. In the event CNB, on any Business Day, is unable to determine the LIBOR Base Rate applicable for a new, continued, or converted LIBOR Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for CNB to make a LIBOR Loan, Borrower’s right to select LIBOR Loans will be suspended until CNB is again able to determine the LIBOR Base Rate or make LIBOR Loans, as the case may be. During such suspension, new Loans, outstanding Prime Loans and LIBOR Loans whose Interest Periods terminate may only be Prime Loans.

2.3 Loans and Payments. All payments will be in United States Dollars and in immediately available funds. Interest will be computed on the basis of a 365 day year for Prime Loans and a 360 day year for LIBOR Loans, actual days elapsed. CNB is authorized to note the date, amount and interest rate of each Loan and each payment of principal and interest on CNB’s books and records, which notations will constitute presumptive evidence of the accuracy of the information noted. Any Loan will be conclusively presumed to have been made to or for the benefit of Borrower when CNB, in its sole discretion, but without gross negligence or willful misconduct, believes that the request therefor has been made by authorized persons (whether in fact that is the case), or when the Loan is deposited to the Demand Deposit Account, regardless of whether any Person other than Borrower may have authority to draw against such account.

2.4 Default Interest Rate. From and after written notice by CNB to Borrower of the occurrence of an Event of Default (and without constituting a waiver of such Event of Default), the Loans (and interest thereon to the extent permitted by law) will bear additional interest at a fluctuating rate equal to three percent (3.0%) per annum higher than the interest rate provided for herein, until the Event of Default has been cured or waived in writing by CNB; provided, however, for purposes of this Section, a LIBOR Loan will be treated as a Prime Loan upon the termination of the Interest Period. All interest provided for in this Section will be compounded monthly and payable on demand.

2.5 Unused Facility Fee. Borrower will pay the Unused Facility Fee on the last day of each calendar quarter; such fee will be non-refundable and fully earned when paid. Borrower hereby authorizes CNB to charge the Demand Deposit Account or Borrower’s Loan Account for the amount of each such fee.

3. TERM AND TERMINATION.

3.1 Establishment of Termination Date. The term of this Agreement will begin as of the date hereof and continue until the Termination Date, unless the term is renewed for an additional period by CNB giving Borrower prior written notice, which is accepted by Borrower if Borrower desires such renewal, in which event the Termination Date will mean the renewed maturity date set forth in such notice. Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to the section entitled “CNB’s Remedies”; the date of any such termination will become the Termination Date as that term is used in this Agreement.

3.2 Obligations Upon the Termination Date. Borrower will, upon the Termination Date:

3.2.1 Repay the amount of the balance due as set forth in Borrower’s Loan Account plus any accrued interest, fees and charges; and

3.2.2 Pay the amounts due on all other Obligations owing to CNB. In this connection and notwithstanding anything to the contrary contained in the instruments evidencing such Obligations, the Termination Date hereunder will constitute the maturity date of such other Obligations.

3.3 Survival of Rights. Any termination of this Agreement will not affect the rights, liabilities and obligations of the parties with respect to any Obligations outstanding on the date of such termination. Until all Obligations have been fully repaid, CNB will retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower will continue to assign all Accounts to CNB and to immediately turn over to CNB, in kind, all collections received on the Accounts.

3.4 Repayment/Termination of Borrower. Borrower shall have the right, at its election, to repay the outstanding amount of Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, except as set forth in Section 2.2.3 hereof. In addition, Borrower shall have the right at any time and from time to time to reduce or terminate entirely the Revolving Credit Commitment by providing written notice to CNB of such election.

4. CONDITIONS PRECEDENT.

4.1 Extension of Credit. The obligation of CNB to make any Loan or other extension of credit hereunder is subject to CNB’s receipt of each of the following, in form and substance satisfactory to CNB, and duly executed as required by CNB:

4.1.1 All Loan Documents required by CNB, including but not limited to this Agreement and any guaranties required hereunder;

4.1.2 The closing of Borrower’s purchase of the Aston Funds;

4.1.3 (a) a copy of Borrower’s organizational and governing documents and any public filings made in connection therewith; and (b) such authorizations and resolutions approving and authorizing the execution, delivery and performance of this Agreement and any other documents required pursuant to this Agreement, as may be required by CNB;

4.1.4 (a) copies (and acknowledgement copies to the extent reasonably available) of financing statements (Form UCC-1) duly filed under the Code in all such jurisdictions as may be necessary or, in CNB’s reasonable opinion, desirable to perfect CNB’s security interests created under this Agreement; and (b) evidence that all filings, recordings and other actions that are necessary or advisable, in CNB’s opinion, to establish, preserve and perfect CNB’s security interests and liens as legal, valid and enforceable first security interests and liens in the Collateral have been effected;

4.1.5 A complete list of claims made against Borrower and evidence satisfactory to CNB that if such claim(s) is adversely determined, it would not have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower; and

4.1.6 The Facility Fee.

4.2 Conditions to Each Extension of Credit. The obligation of CNB to make any Loan or other extension of credit hereunder will be subject to the fulfillment of each of the following conditions to CNB’s satisfaction:

4.2.1 The representations and warranties of Borrower set forth in Section 5 will be true and correct in all material respects on the date of the making of each Loan or other extension of credit with the same effect as though such representations and warranties had been made on and as of such date (except to the extent changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representation or warranty relates expressly to an earlier date);

4.2.2 There will be in full force and effect in favor of CNB a legal, valid and enforceable first security interest in, and a valid and binding first lien on the Collateral; and CNB will have received evidence, in form and substance acceptable to CNB, that all filings, recordings and other actions that are necessary or advisable, in the opinion of CNB, in order to establish, protect, preserve and perfect CNB’s security interests and liens as legal, valid and enforceable first security interests and liens in the Collateral have been effected;

4.2.3 There will have occurred no Event of Default or Potential Event of Default; and

4.2.4 All other documents and legal matters in connection with the transactions described in this Agreement will be satisfactory in form and substance to CNB.

5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a Loan or other extension of credit will be deemed a representation and warranty made on the date of such request subject to Section 4.2.1) that:

5.1 Existence, Power and Authorization. Borrower is duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified to conduct business in each jurisdiction in which its business is conducted unless the failure to so qualify could not reasonably be expected to have a material adverse effect on the business or financial condition of Borrower (a “MAE”). The execution, delivery and performance of all Loan Documents executed by Borrower are within Borrower’s powers and have been duly authorized by the Borrower and do not require any further consent or approval by the owners of Borrower.

5.2 Binding Agreement. The Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

5.3 Other Agreements. The execution and performance of the Loan Documents will not violate any provision of law or regulation (including, without limitation, Regulations X and U of the Federal Reserve Board) or any order of any governmental authority, court, or arbitration board or the organizational and governing documents of Borrower, or result in the breach of, constitute a default under, contravene any provisions of, or result in the creation of any security interest, lien, charge or encumbrance upon any of the assets of Borrower pursuant to any indenture or agreement to which Borrower or any of its properties is bound, except liens and security interests in favor of CNB and except for a breach or default which could not reasonably be expected to have a MAE.

5.4 Litigation. There is no litigation, tax claim, investigation or proceeding pending, threatened against or affecting Borrower or any of its properties which, if adversely determined, would have a MAE.

5.5 Financial Condition. Borrower’s most recent financial statements, copies of which have been delivered to CNB, have been prepared in accordance with GAAP and are true, complete and correct and fairly present the financial condition of Borrower, including operating results, as of the accounting period referenced therein. There has been no material adverse change in the financial condition or business of Borrower since the date of such financial statements. Borrower has no material liabilities for taxes or long-term leases or commitments, except as disclosed in the financial statements.

5.6 No Violations. Borrower is not in violation of any law, ordinance, rule or regulation to which it or any of its properties is subject except for a breach or default which could not reasonably be expected to have a MAE.

5.7 Collateral. Borrower owns and has possession of and has the right and power to grant a security interest in the Collateral, and the Collateral is genuine and free from liens, adverse claims, set-offs, defaults, prepayments, defenses and encumbrances except those in favor of CNB. No bills of lading, warehouse receipts or other documents or instruments of title are outstanding with respect to the Collateral or any portion of the Collateral, in favor of a Person other than Borrower. The office where Borrower keeps its records concerning all Accounts is 999 Eighteenth Street, Suite 3000, Denver CO 80202.

5.8 ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). No Reportable Event (as defined in ERISA and the regulations issued thereunder [other than a “Reportable Event” not subject to the provision for thirty (30) day notice to the Pension Benefit Guaranty Corporation (“PBGC”) under such regulations]) has occurred with respect to any benefit plan of Borrower nor are there any unfunded vested liabilities under any benefit plan of Borrower. Borrower has met its minimum funding requirements under ERISA with respect to each of its plans and has not incurred any material liability to the PBGC in connection with any such plan.

5.9 Consents. No consent, license, permit, or authorization of, exemption by, notice to, report to, or registration, filing or declaration with, any governmental authority or agency is required in connection with the execution and performance by Borrower of the Loan Documents or the transactions contemplated hereunder.

5.10 Use of Proceeds. Borrower will use the proceeds of the Revolving Credit Loans for working capital, general corporate purposes, repurchases of Borrower’s outstanding securities, and to finance the conversion of shares of Borrower’s common stock should the need arise in conjunction with the closing of the acquisition of the Aston Funds.

5.11 Regulation U. Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Federal Reserve Board). No part of the proceeds of the Loans will be used by Borrower to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying such margin stock.

5.12 Environmental Matters. The operations of Borrower comply in all material respects with all applicable federal, state and local environmental, health and safety statutes, regulations and ordinances, and fully comply with all terms of all required permits and licenses.

6. AFFIRMATIVE COVENANTS. Borrower agrees that until payment in full of all Obligations, Borrower will comply with the following covenants:

6.1 Books and Records. Borrower will maintain, in accordance with sound accounting practices, accurate records and books of account showing, among other things, all Accounts, the proceeds of the sale or other disposition thereof and the collections therefrom. CNB may, at any reasonable time, subject to a limit of one time per year, unless a Potential Event of Default or an Event of Default has occurred, and upon reasonable notice during regular business hours, inspect, audit, and make extracts from, or copies of, all books, records and other data, inspect any of Borrower’s properties and confirm balances due on Accounts by direct inquiry to Account Debtors. Borrower will furnish CNB with all information regarding the business or finances of Borrower promptly upon CNB’s request.

6.2 Financial Statements. Borrower will furnish to CNB on a continuing basis:

6.2.1 Within forty-five (45) days after the end of each quarterly accounting period of each fiscal year, a financial statement consisting of not less than a balance sheet, income statement, reconciliation of net worth and statement of cash flows, with notes thereto, prepared in accordance with GAAP and accompanied by the following: (a) supporting schedules of costs of goods sold, operating expenses and other income and expense items, and (b) Borrower’s certification as to whether any event has occurred which constitutes an Event of Default or Potential Event of Default, and if so, stating the facts with respect thereto, which financial statement may be internally prepared;

6.2.2 Within one hundred and twenty (120) days after the close of Borrower’s fiscal year, a copy of the annual audit report for Borrower including therein a balance sheet, income statement, reconciliation of net worth and statement of cash flows, with notes thereto, the balance sheet, income statement and statement of cash flows to be audited by a certified public accountant acceptable to CNB, certified by such accountant to have been prepared in accordance with GAAP and accompanied by the following: (a) supporting schedules of costs of goods sold, operating expenses and other income and expense items, and (b) Borrower’s certification as to whether any event has occurred which constitutes an Event of Default or Potential Event of Default, and if so, stating the facts with respect thereto;

6.2.3 As soon as available, any written report pertaining to material items involving Borrower’s internal controls submitted to Borrower by Borrower’s independent certified public accountants in connection with each annual or interim special audit of the financial condition of Borrower made by such accountants;

6.2.4 As soon as available, a copy of the letter to Borrower from its independent public accountants, in form and substance satisfactory to CNB, setting forth the scope of such accountants’ engagement; and

6.2.5 Such additional information, reports and/or statements as CNB may, from time to time, reasonably request.

6.3 Taxes and Premiums. Borrower will pay and discharge all taxes, assessments, governmental charges and real and personal property taxes, including, but not limited to, federal and state income taxes, employee withholding taxes and payroll taxes, and all premiums for insurance required under this Agreement, prior to the date upon which penalties are attached thereto.

6.4 Notice. Borrower will promptly advise CNB in writing of (a) the opening of any new, or the closing of any existing, places of business, each location at which Inventory or Equipment is or will be kept, and any change to Borrower’s name, trade name or other name under which it does business or of any such new or additional name; (b) the occurrence of any Event of Default or Potential Event of Default; (c) any litigation pending or threatened against Borrower where the amount or amounts in controversy exceed $100,000.00; (d) any unpaid taxes of Borrower which are more than fifteen (15) days delinquent unless the same are being contested in good faith in bona fide proceedings; and (e) any other matter that might materially or adversely affect Borrower’s financial condition, property or business.

6.5 Fair Labor Standards Act. Borrower will comply with the requirements of, and all regulations promulgated under, the Fair Labor Standards Act of 1938 (29 U.S.C. Code § 201 et seq.).

6.6 Corporate Existence. Borrower will maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal course of its business.

6.7 Compliance with Law. Borrower will comply with all requirements of all applicable laws, rules, regulations, orders of any governmental agency and all material agreements to which they are a party, except where noncompliance could not reasonably be expected to have a MAE.

6.8 Financial Tests. Borrower will maintain:

6.8.1 Net Worth of not less than $20,000,000 at the end of any fiscal quarter; and

6.8.2 A ratio of Debt to EBITDA of not more than 2.0 to 1 at the end of any fiscal quarter.

7. NEGATIVE COVENANTS. Borrower agrees that until payment in full of all Obligations, Borrower will not do any of the following, without CNB’s prior written consent:

7.1 Borrowing. Create, incur, assume or permit to exist any Debt, except (a) Debt to CNB, (b) Debt junior in right of payment to the Obligations owing to CNB, and (c) trade Debt incurred in the ordinary course of business.

7.2 Sale of Assets. Sell, lease or otherwise dispose of any of Borrower’s assets, other than in the ordinary course of business.

7.3 Loans. Make loans or advances to any Person except credit extended to (a) Affiliates in any amount, or (b) officers not to exceed $1,000,000.00 in the aggregate.

7.4 Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for the obligation of any Person including any Affiliate, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (b) contingent liabilities in favor of CNB.

7.5 Investments. Purchase or acquire the obligations or stock of, or any other interest in, any partnership, joint venture, limited liability company or corporation, except (a) investments permitted by Section 5.10, (b) direct obligations of the United States of America; (c) investments in certificates of deposit issued by, and other deposits with, commercial banks organized under the United States or a State thereof having capital of at least One Hundred Million Dollars ($100,000,000.00); (d) investments in short-term money market instruments or money market mutual funds; and (e) investments in any investment product advised by any Affiliate.

7.6 Mortgages, Liens, etc. Mortgage, pledge, hypothecate, grant or contract to grant any security interest of any kind in any property or assets, to anyone except (a) to secure Debt incurred which is permitted by Section 7.1(b), and (b) Debt owed to CNB.

7.7 Involuntary Liens. Permit any involuntary liens to arise with respect to any property or assets including but not limited to those arising from the levy of a writ of attachment or execution, or the levy of any state or federal tax lien which lien will not be removed within a period of thirty (30) days.

7.8 Sale and Leaseback. Enter into any sale-leaseback transaction.

7.9 Mergers and Acquisitions. Enter into any merger or consolidation, or acquire all or substantially all the assets of any Person, which act requires the incurring of Debt, except as permitted by Section 5.10.

7.10 Purchase of Stock. Purchase stock or partnership interests, except in (a) repurchases of Borrower’s outstanding securities, or (b) transactions permitted by Section 5.10.

7.11 Event of Default. Permit a default to occur under any document or instrument evidencing Debt incurred under any indenture, agreement or other instrument under which such Debt may be issued, or any event to occur under any of the foregoing which would permit any holder of the Debt outstanding thereunder to declare the same due and payable before its stated maturity, whether or not such acceleration occurs or such default be waived.

8. SECURITY AGREEMENT.

8.1 Grant of Security Interest. To secure all Obligations hereunder as well as all other Obligations to CNB, Borrower hereby grants and transfers to CNB a continuing security interest in the following property whether now owned or hereafter acquired:

8.1.1 All of Borrower’s Inventory;

8.1.2 All of Borrower’s Accounts;

8.1.3 All of Borrower’s general intangibles as that term is defined in the Code;

8.1.4 All of Borrower’s equipment, as that term is defined in the Code;

8.1.5 All of Borrower’s interest in any patents (now existing or pending), copyrights, trade names, trademarks and service marks useful to the operation of Borrower’s business;

8.1.6 All notes, drafts, acceptances, instruments, documents of title, policies and certificates of insurance, chattel paper, guaranties and securities now or hereafter received by Borrower or in which Borrower has or acquires an interest;

8.1.7 All cash and noncash proceeds of the foregoing property, including, without limitation, proceeds of policies of fire, credit or other insurance;

8.1.8 All of Borrower’s books and records pertaining to any of the Collateral described in this Section; and

8.1.9 Any other Collateral which CNB and Borrower may designate as additional security from time to time by separate instruments.

8.2 Non-Transferable Collateral. The grant of the security interest contained in Section 8.1 shall not extend to, and the term “Collateral” shall not include, any directly held investment property, or any general intangibles, now or hereafter held or owned by the Borrower, to the extent, in each case, that (a) a security interest may not be granted by the Borrower in such directly held investment property or general intangibles as a matter of law, or under the terms of the governing document applicable thereto, without the consent of one or more applicable parties thereto and (b) such consent has not been obtained.

8.3 Notification of Account Debtors. CNB will have the right to notify any Account Debtor to make payments directly to CNB, take control of the cash and noncash proceeds of any Account, and settle any Account, which right CNB may exercise at any time whether or not an Event of Default has occurred or whether Borrower was theretofore making collections thereon.

8.4 Attorney-In-Fact. CNB or any of its officers is hereby irrevocably made the true and lawful attorney for Borrower with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of moneys which are payable to Borrower and constitute collections on Accounts; (b) execute in the name of Borrower any schedules, assignments, instruments, documents and statements which Borrower is obligated to give CNB hereunder; (c) receive, open and dispose of all mail addressed to Borrower; (d) notify the Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as CNB will designate; and (e) do such other acts in the name of Borrower which CNB may deem necessary or desirable to enforce any Account or other Collateral. The powers granted CNB hereunder are solely to protect its interests in the Collateral and will not impose any duty upon CNB to exercise any such powers.

8.5 Limitation on Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, CNB hereby agrees that CNB shall not take any action whatsoever, including, without limitation, in connection with taking actions regarding the Collateral, which would cause, or could reasonably be expected to cause, an assignment of any investment advisory contracts under the Investment Advisors Act or the Investment Company Act. Without limiting the generality of the foregoing, CNB hereby agrees that until the Required Consents have been obtained, and notwithstanding the existence of any Event of Default, CNB shall not acquire or exercise:

8.5.1 the right to sell, hold or otherwise transfer the stock of Borrower or any Subsidiary or person or entity acquired by Borrower or any Subsidiary (such Subsidiary or person or entity so acquired being hereinafter referred to as the “Acquired Entity”);

8.5.2 any voting or other consensual rights with respect to the stock of the Borrower or such Acquired Entity;

8.5.3 any rights with respect to the management of Borrower or such Acquired Entity; or

8.5.4 any other rights the acquisition or exercise of which would constitute an Assignment.

8.5.5 For purposes of this Section 8.5:

“Assignment” shall mean any direct or indirect transfer or hypothecation of an investment advisory contract by the assignor or of a controlling block of the assignor’s outstanding voting securities by a security holder of the assignor, and shall specifically include any “assignment” within the meaning of the Investment Advisers Act of 1940 or the Investment Company Act of 1940.

“Consent” shall mean (A) with respect to a client of an Acquired Entity whose contract by its terms terminates upon its Assignment (including, without limitation, each client that is a registered investment company), that Borrower or the respective Acquired Entity shall have entered into a new contract with such client on substantially equivalent terms to the terms of the existing contract, which new contract is effective after any Assignment, and (B) with respect to a client of an Acquired Entity whose contract requires consent from a party or parties thereto to authorize an Assignment, that Borrower or the respective Acquired Entity shall have obtained all such consents as may be required under such contract or under the Investment Advisers Act of 1940.

“Required Consents” shall mean Consents from investment advisory clients representing at least 95% of the assets under management of each Acquired Entity.

9. EVENTS OF DEFAULT.

9.1 Events of Default. The occurrence of any of the following will constitute an Event of Default:

9.1.1 Borrower fails to pay when due any installment of principal or interest or any other amount payable under the Loan Documents;

9.1.2 Any Person, other than CNB, which is a party to any Loan Document fails to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained in the Loan Documents;

9.1.3 The entry of an order for relief or the filing of an involuntary petition with respect to Borrower under the United States Bankruptcy Code, the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower, or Borrower makes a general assignment for the benefit of creditors;

9.1.4 Any financial statement, representation or warranty made or furnished by Borrower in connection with the Loan Documents proves to be in any material respect incorrect;

9.1.5 CNB’s security interest in or lien on any portion of any Collateral becomes impaired or otherwise unenforceable;

9.1.6 Any Person obtains an order or decree in any court of competent jurisdiction enjoining or prohibiting Borrower or CNB or either of them from performing this Agreement, and such proceedings are not dismissed or such decree is not vacated within ten (10) days after the granting thereof;

9.1.7 Borrower fails or refuses to keep in full force and effect any governmental permit or approval which is necessary to the operation of its business;

9.1.8 All or substantially all of the property of Borrower is condemned, seized or otherwise appropriated;

9.1.9 The occurrence of (a) a Reportable Event as defined in ERISA which CNB determines in good faith constitutes grounds for the institution of proceedings to terminate any pension plan by the PBGC, (b) an appointment of a trustee to administer any pension plan of Borrower, or (c) any other event or condition which might constitute grounds under ERISA for the involuntary termination of any pension plan of Borrower, where such event set forth in (a), (b) or (c) results in a significant monetary liability to Borrower;

9.1.10 A change in control of Borrower consisting of any of the following:
(a) Individuals who, as of the date of this Agreement, are employees of or employees of an Affiliate of Berkshire Capital Securities LLC no longer have operating control over Borrower; or
(b) Approval by the shareholders of Borrower of a reorganization, merger or consolidation; or
(c) Approval by the shareholders of Borrower of (A) a complete liquidation or dissolution of Borrower or (B) the sale or other disposition of all or substantially all of the assets of Borrower; or

9.1.11 The Termination Date is not extended.

9.2 Notice of Default and Cure of Potential Events of Default. Except with respect to the Events of Default specified in Subsections 1, 3, or 5 above, and subject to the provisions of the Section entitled “Additional Remedies”, CNB will give Borrower at least ten (10) days’ written notice of any event which constitutes or, with the lapse of time would become an Event of Default, during which time Borrower will be entitled to cure same.

9.3 CNB’s Remedies. Upon the occurrence of an Event of Default, at the sole and exclusive option of CNB, and upon written notice to Borrower, CNB may (a) declare the principal of and accrued interest on the Loans, and all other Obligations immediately due and payable in full, whereupon the same will immediately become due and payable; (b) terminate this Agreement as to any future liability or obligation of CNB, but without affecting CNB’s rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to CNB; and/or (c) exercise its rights and remedies under the Loan Documents and all rights and remedies of a secured party under the Code and other applicable laws with respect to all of the Collateral. Notwithstanding anything to the contrary contained herein or in any other Loan Document, CNB hereby agrees that CNB shall not take any action whatsoever, including, without limitation, in connection with taking actions regarding the Collateral, which would cause, or could reasonably be expected to cause, an assignment of any investment advisory contracts under the Investment Advisors Act or the Investment Company Act.

9.4 Additional Remedies. Notwithstanding any other provision of this Agreement, upon the occurrence of any event, action or inaction by Borrower, or if any action or inaction is threatened which CNB reasonably believes will materially affect the value of the Collateral, CNB may take such legal actions as it deems necessary to protect the Collateral, including but not limited to, seeking injunctive relief and the appointment of a receiver, whether or not an Event of Default or Potential Event of Default has occurred under this Agreement.

10. MISCELLANEOUS.

10.1 Reimbursement of Costs and Expenses. Subject to a $20,000 cap on costs and expenses through the closing of this Agreement, Borrower will reimburse CNB for all reasonable costs and expenses relating to this Agreement including, but not limited to, filing, recording or search fees, audit or verification fees, and other out-of-pocket expenses, and reasonable attorneys’ fees and expenses expended or incurred by CNB (or allocable to CNB’s in-house counsel) in documenting or administering the Loan Documents or collecting any sum which becomes due CNB under the Loan Documents, irrespective of whether suit is filed, or in the protection, perfection, preservation or enforcement of any and all rights of CNB in connection with the Loan Documents, including, without limitation, the fees and costs incurred in any out-of-court work-out or a bankruptcy or reorganization proceeding.

10.2 Dispute Resolution.

10.2.1 Mandatory Arbitration. At the request of CNB or Borrower, any dispute, claim or controversy of any kind (whether in contract or tort, statutory or common law, legal or equitable) now existing or hereafter arising between CNB and Borrower and in any way arising out of, pertaining to or in connection with: (a) this Agreement, and/or any renewals, extensions, or amendments thereto; (b) any of the Loan Documents; (c) any violation of this Agreement or the Loan Documents; (d) all past, present and future loans; (e) any incidents, omissions, acts, practices or occurrences arising out of or related to this Agreement or the Loan Documents causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (f) any aspect of the past, present or future relationships of the parties, will be resolved through final and binding arbitration conducted at a location determined by the arbitrator in Los Angeles, California, and administered by the American Arbitration Association (“AAA”) in accordance with the California Arbitration Act (California Code of Civil Procedure §1280 et. seq.) and the then existing Commercial Rules of the AAA. Judgment upon any award rendered by the arbitrator(s) may be entered in any state or federal courts having jurisdiction thereof.

10.2.2 Real Property Collateral. No controversy or claim will be submitted to arbitration without the consent of all the parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation owed to CNB which is secured in whole or in part by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim will be determined as provided in the subsection entitled “Judicial Reference”.

10.2.3 Judicial Reference. At the request of any party, a controversy or claim which is not submitted to arbitration will be determined by a reference in accordance with California Code of Civil Procedure §638 et. seq. If such an election is made, the parties will designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, will be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees will be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure §644 and §645.

10.2.4 Provisional Remedies, Self Help and Foreclosure. No provision of this Agreement will limit the right of any party to: (a) foreclose against any real property collateral by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, or applicable law, (b) exercise any rights or remedies as a secured party against any personal property collateral pursuant to the terms of a security agreement or pledge agreement, or applicable law, (c) exercise self help remedies such as setoff, or (d) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration or referral. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies, or exercise of self help remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit any dispute to arbitration or judicial reference.

10.2.5 Powers and Qualifications of Arbitrators. The arbitrator(s) will give effect to statutes of limitation, waiver and estoppel and other affirmative defenses in determining any claim. Any controversy concerning whether an issue is arbitratable will be determined by the arbitrator(s). The laws of the State of California will govern. The arbitration award may include equitable and declaratory relief. All arbitrator(s) selected will be required to be a practicing attorney or retired judge licensed to practice law in the State of California and will be required to be experienced and knowledgeable in the substantive laws applicable to the subject matter of the controversy or claim at issue.

10.2.6 Discovery. The provisions of California Code of Civil Procedure Section 1283.05 or its successor section(s) are incorporated herein and made a part of this Agreement. Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with said section(s).

10.2.7 Miscellaneous. The arbitrator(s) will determine which is the prevailing party and will include in the award that party’s reasonable attorneys’ fees and costs (including allocated costs of in-house legal counsel). Each party agrees to keep all controversies and claims and the arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.

10.3 Cumulative Rights and No Waiver. All rights and remedies granted to CNB under the Loan Documents are cumulative and no one such right or remedy is exclusive of any other. No failure or delay on the part of CNB in exercising any power, right or remedy under any Loan Document will operate as a waiver thereof, and no single or partial exercise or waiver by CNB of any such power, right or remedy will preclude any further exercise thereof or the exercise of any other power, right or remedy.

10.4 Applicable Law. This Agreement will be governed by California law.

10.5 Lien and Right of Setoff. Borrower grants to CNB a continuing lien for all Obligations of Borrower to CNB upon any and all moneys, securities and other property of Borrower and the proceeds thereof, now or hereafter held or received by or in transit to CNB from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower with, and any and all claims of Borrower against CNB at any time existing. Upon the occurrence of any Event of Default, CNB is authorized at any time and from time to time, without notice to Borrower or any other Person, to setoff, appropriate and apply any or all items hereinabove referred to against all Obligations of Borrower whether under this Agreement or otherwise, and whether now existing or hereafter arising.

10.6 Counterparts. This Agreement may be signed in any number of counterparts which, when taken together, will constitute but one agreement.

10.7 Indemnification. Borrower will, at all times, defend and indemnify and hold CNB (which for purposes of this Section includes CNB’s parent company and subsidiaries and all of their respective shareholders, directors, officers, employees, agents, representatives, successors, attorneys, and assigns) harmless from and against any and all liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys’ fees) costs, settlements, judgments or recoveries arising out of or resulting from (a) any breach of the representations, warranties, agreements or covenants made by Borrower herein; (b) any suit or proceeding of any kind or nature whatsoever against CNB arising from or connected with the transactions contemplated by the Loan Documents or any of the rights and properties assigned to CNB hereunder; and/or (c) any suit or proceeding that CNB may deem necessary or advisable to institute, in the name of CNB, Borrower or both, against any other Person, for any reason whatsoever to protect the rights of CNB hereunder or under any of the documents, instruments or agreements executed or to be executed pursuant hereto, including attorneys’ fees and court costs and all other costs and expenses incurred by CNB, all of which will be charged to and paid by Borrower and will be secured by the Collateral provided, notwithstanding the foregoing, the Borrower shall not be required to indemnify CNB or any other person for any liabilities, claims, demands, causes of action, damages, expenses, costs, settlements, judgments or recoveries arising as a result of CNB’s or such other person’s gross negligence or willful misconduct. Any obligation or liability of Borrower to CNB under this Section will survive the expiration or termination of this Agreement and the repayment of all Loans and the payment or performance of all other Obligations of Borrower to CNB.

10.8 Notices. Any notice required or permitted under any Loan Document will be given in writing and will be deemed to have been given when personally delivered or when sent by the U.S. mail, postage prepaid, certified, return receipt requested, properly addressed. For the purposes hereof, the addresses of the parties will, until further notice given as herein provided, be as follows:

CNB:	City National Bank, Structured Finance Dept.
555 South Flower Street, Sixteenth Floor,
Los Angeles, CA 90071
Attention: Aaron Cohen, Senior Vice President

with copy to:	City National Bank, Legal Department
400 North Roxbury Drive
Beverly Hills, California 90210-5021
Attention: Managing Counsel, Credit Unit

Borrower:	Highbury Financial Inc.
999 Eighteenth Street, Suite 3000
Denver CO 80202
Attention: Bradley Forth, Chief Financial Officer

10.9 Assignments. The provisions of this Agreement are hereby made applicable to and will inure to the benefit of CNB’s successors and assigns and Borrower’s successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations under this Agreement without the prior written consent of CNB. CNB may assign this Agreement and its rights and duties hereunder, provided, however, so long as no Event of Default has occurred and is continuing, CNB may not transfer any of its rights, duties and obligations hereunder without the prior written consent of Borrower. CNB reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in CNB’s rights and benefits hereunder, provided, however, so long as no Event of Default has occurred and is continuing, CNB may not sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in CNB’s rights and benefits hereunder without the prior written consent of Borrower. In connection therewith, CNB may disclose all documents and information which CNB now or hereafter may have relating to Borrower or Borrower’s business so long as such recipient agrees to keep all such information confidential.

10.10 Accounting Terms. Except as otherwise stated in this Agreement, all accounting terms and financial covenants and information will be construed in conformity with, and all financial data required to be submitted will be prepared in conformity with, GAAP as in effect on the date hereof.

10.11 Severability. Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction, will be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of the Loan Documents will remain valid.

10.12 Complete Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement of the parties and supersedes any prior or contemporaneous oral or written agreements or understandings, if any, which are merged into this Agreement. The other Loan Documents are subject to the terms and conditions of this Agreement, and, in the event of a conflict between the other Loan Documents and this Agreement, the provisions of this Agreement shall control. This Agreement may be amended only in a writing signed by Borrower and CNB.

This Agreement is executed as of the date stated at the top of the first page.

“Borrower”	Highbury Financial Inc., a
Delaware corporation

	By:	/s/ Richard Foote
Richard Foote, Chief Executive Officer

“CNB”	City National Bank, a
national banking association

	By:	/s/ Aaron Cohen
Aaron Cohen, Senior Vice President